Exhibit 99.1

SAKS INCORPORATED ANNOUNCES DECEMBER

COMPARABLE STORE SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (January 8, 2009)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $363.3 million for the five weeks ended January 3, 2009 compared to $447.7 million for the five weeks ended January 5, 2008, an 18.9% decrease. Comparable store sales decreased 19.8% for the month.

On a quarter-to-date basis, for the two months ended January 3, 2009, owned sales totaled $696.3 million compared to $795.3 million for the prior year two-month period ended January 5, 2008, a 12.4% decrease. Comparable store sales decreased 13.3% for the two-month period.

On a year-to-date basis, for the eleven months ended January 3, 2009, owned sales totaled $2,906.8 million compared to $3,058.8 million for the prior year eleven-month period ended January 5, 2008, a 5.0% decrease. Comparable store sales decreased 5.1% for the eleven-month period.

In the prior year, comparable store sales increased 0.8%, 10.2%, and 12.3% for the fiscal December, two-month, and eleven-month periods, respectively.

The businesses and categories at Saks Fifth Avenue with relative strength in December were eveningwear, bridal, children’s apparel, jewelry, fragrances, Saks Direct, and OFF 5TH. The weakest categories at Saks Fifth Avenue for December were women’s apparel, outerwear, men’s clothing and advanced sportswear, women’s shoes, and handbags.

The Company continues to face very challenging macroeconomic and retail conditions. Customers continued to shift purchases from regular price to promotional and clearance priced merchandise. Based on the current level of consumer demand, the current promotional environment, and the Company’s permanent markdown cadence cycle, the Company continues to expect a significant year-over-year decrease in the gross margin rate for the fourth quarter.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 53 Saks Fifth Avenue stores, 51 Saks OFF 5TH stores, and saks.com.

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Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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